Exhibit 99.1

4Q 2017

SmartFinancial Reports Break-Even Net Income for the Fourth Quarter after Deferred Tax Asset Charge
Net operating earnings per common share was $0.35 for the fourth quarter

Performance Highlights

•	Record high total assets of $1.7 billion, net loans of $1.3 billion, and deposits of $1.4 billion.

•	Net interest margin, taxable equivalent, increased to 4.64 percent in the quarter due to higher earning assets yields.

•	Efficiency ratio decreased by over 4 percentage points to 74.3 percent, while operating efficiency ratio dropped to 60.7 percent.

•	Net operating earnings available to common shareholders totaled $3.7 million in the quarter and net operating ROAA increased to 0.99 percent.

•	Asset quality was outstanding with nonperforming assets to total assets of just 0.29 percent.

KNOXVILLE, TN - January 31, 2018 - SmartFinancial, Inc. ("SmartFinancial"; NASDAQ: SMBK), announced today net income per common share of $38 thousand in its fourth quarter of 2017 or $0.00 per share, compared to $1.4 million or $0.23 per share a year ago. On November 1, 2017, SmartFinancial completed the acquisition of Capstone Bancshares and Capstone Community Bank and this quarter includes two months of the results of the acquired companies. This quarter also included $1.7 million in pre-tax merger related charges and a $2.5 million after-tax charge to reduce the value of the firm's deferred tax assets as a result of the tax law signed in December.

Billy Carroll stated “We are extremely proud of our achievements in the fourth quarter and for the year. 2017 was a transformative year for SmartFinancial. We completed a branch acquisition in Cleveland, TN in the second quarter, announced and closed our Tuscaloosa, AL-based Capstone Bancshares deal and in the fourth quarter announced the Tennessee Bancshares acquisition to expand our footprint in Middle Tennessee and Huntsville, AL. Our pre-tax financial results were very solid, even while closing Capstone during the quarter. Net Operating Earnings per common share were $0.35 compared to $0.23 a year ago.

The passage of the tax reform legislation will have a very positive impact on our earnings stream as we move into 2018, but it required us to revalue our deferred tax asset in the fourth quarter, resulting in a $2.5 million non-cash charge to tax expense. Despite the one-time charge, the tax reform will be very good for our company, our industry, and our shareholders.

The company’s organic growth continued to be strong, even while working on various acquisition initiatives. Including a particularly robust $83 million for the fourth quarter. This growth has been accomplished with maintaining outstanding credit quality with a 0.29 percent non-performing assets-to-assets ratio. All of our markets continue to trend well and our credit metrics show no deterioration. Also important to note, our core margin remains strong, even with a slight increase in funds costs. Our efficiency ratio was down quarter to quarter, even with the merger-related expenses. This remains a key emphasis for our management team and will continue to be a focus as we integrate our upcoming acquisitions."

SmartFinancial's Chairman, Miller Welborn, concluded: "I’ve been extremely pleased with our team’s effort during the quarter and the year and we’ve now positioned the company to capitalize on the foundation we’ve built over the last two years. Our fourth quarter core operating metrics give a glimpse of what our company’s future holds. Our management has been working to make sure we have a successful integration of Capstone and of Southern Community Bank in 2018."

Fourth Quarter 2017 compared to Third Quarter 2017

Net income available to common shareholders totaled $38 thousand in the fourth quarter of 2017, or $0.00 per diluted share, compared to $1.7 million, or $0.20 per diluted share, in the third quarter of 2017. Net operating earnings available to common shareholders, which excludes securities gains, merger and conversion costs, foreclosed assets gains and losses, and the effect of the deferred tax asset revaluation, totaled $3.7 million in the fourth quarter of 2017 compared to $1.8 million in the previous quarter.

Net interest income to average assets of 4.09 percent for the quarter increased from 3.81 percent in the third quarter of 2017. Net interest income totaled $15.3 million in the fourth quarter of 2017 compared to $10.9 million in the third quarter of 2017. Net interest income was positively impacted during the quarter by increases in earning asset balances and higher earning asset yields. Net interest margin, taxable equivalent, increased from 4.17 percent in the third quarter of 2017 to 4.64 percent in the fourth quarter of 2017 primarily due to higher average loan balances, higher loan yields (including purchased loan accounting adjustments), and higher security yields.

Provision for loan losses was $442 thousand in the fourth quarter of 2017, compared to $30 thousand in the third quarter of 2017. The increase in provision for loan losses was primarily due to increases in originated loan balances. Annualized net charge-offs in the fourth quarter of 2017 remained at a very low level, just (0.01) percent of average loans compared to (0.02) percent the third quarter of 2017.

The allowance for loan losses, or the ALLL, was $5.9 million, or 0.44 percent of total loans as of December 31, 2017, compared to $5.4 million, or 0.62 percent of total loans, as of September 30, 2017. In addition to the allowance for loan losses there were $17.9 million additional net purchase discounts on $523.6 million of acquired loans as of December 31, 2017, compared to $8.2 million net purchase discounts on $166.5 million of acquired loans, as of September 30, 2017.

Nonperforming loans as a percentage of total loans was 0.13 percent as of December 31, 2017, which was down from 0.15 percent in the prior quarter. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.29 percent as of December 31, 2017, compared to 0.37 percent as of September 30, 2017.

Non-interest income to average assets of 0.42 percent for the quarter was down slightly from 0.43 percent in the third quarter of 2017. Non-interest income totaled $1.6 million in the fourth quarter of 2017, compared to $1.2 million in the third quarter of 2017. The increase in non-interest income was primarily due to higher charges on deposit accounts and higher gains on the sale of loans and other assets.

Non-interest expense to average assets of 3.35 percent for the quarter was up slightly from 3.33 percent in the third quarter of 2017 primarily due to higher merger expenses. Non-interest expense totaled $12.6 million in the fourth quarter of 2017, which included $1.7 million in merger related charges, compared to $9.5 million in third quarter of 2017, which had $303 thousand in merger charges.

Income tax expense was $3.9 million in the fourth quarter of 2017, which included the $2.5 million reduction in the firm's deferred tax assets. Income tax expense in the third quarter of 2017 was to $882 thousand. Excluding the deferred tax charge the company's effective tax rate was 35.6 percent in the fourth quarter of 2017 compared to 34.4 percent in the third quarter of 2017. The company expects an effective tax rate of approximately 26 percent in 2018.

Fourth Quarter 2017 compared to Fourth Quarter 2016

Net income available to common shareholders totaled $38 thousand in the fourth quarter of 2017, or $0.00 per diluted share, compared to $1.4 million, or $0.22 per diluted share, in the fourth quarter of 2016. Net operating earnings available to common shareholder, which excludes securities gains, merger and conversion costs, foreclosed assets gains and losses, and the effect of the deferred tax asset revaluation, totaled $3.7 million in the fourth quarter of 2017 compared to $1.4 million in the fourth quarter of 2016.

Net interest income to average assets of 4.09 percent for the quarter increased from 3.80 percent in the fourth quarter of 2016. Net interest income totaled $15.3 million in the fourth quarter of 2017 compared to $9.9 million in the fourth quarter of 2016. Net interest income was positively impacted during the quarter by increases in earning asset balances and higher earning asset yields. Net interest margin, taxable equivalent, increased from 4.06 percent in the fourth quarter of 2016 to 4.64 percent in the fourth quarter of 2017 primarily due to higher average loan balances, higher loan yields (including purchased loan accounting adjustments), and higher securities balances.

Provision for loan losses was $442 thousand in the fourth quarter of 2017, compared to $171 thousand in the fourth quarter of 2016. The increase in provision was primarily due to increases in originated loan balances. Annualized net charge-offs in the fourth quarter of 2017 remained at a very low level, just (0.01) percent of average loans compared to 0.02 percent the fourth quarter of 2016.

Nonperforming loans as a percentage of total loans was 0.13 percent as of December 31, 2017, which was down significantly from 0.26 percent in the prior year. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.29 percent as of December 31, 2017, compared to 0.43 percent as of December 31, 2016.

Non-interest income to average assets of 0.42 percent for the quarter increased from 0.37 percent in the fourth quarter of 2016. Non-interest income totaled $1.6 million in the fourth quarter of 2017, compared to $948 thousand in the fourth quarter of 2016. The increase in non-interest income was primarily due to was primarily due to higher charges on deposit accounts, higher gains on the sale of loans and other assets, and higher income from bank owned life insurance.

Non-interest expense to average assets of 3.35 percent for the quarter was up from 3.09 percent in the fourth quarter of 2016. Non-interest expense totaled $12.6 million in the fourth quarter of 2017, which included $1.7 million in merger related charges,compared to $8.0 million in fourth quarter of 2016, which did not have any merger charges.

Income tax expense was $3.9 million in the fourth quarter of 2017, which included the $2.5 million reduction of the firm's deferred tax assets. Income tax expense in the fourth quarter of 2016 was $960 thousand. Excluding the deferred tax charge the company's effective tax rate was 35.6 percent in the fourth quarter of 2017 compared to 34.4 percent in the fourth quarter of 2016.

Conference Call Information
SmartFinancial will host a conference call on Thursday, February 1, at 10:00 a.m. ET. To access this interactive teleconference, dial (888) 317-6003 or (412) 317-6061 and enter the confirmation number: 6556809. A replay of the conference call will be available through February xx, 2018, by dialing (877) 344-7529 or (412) 317-0088 and entering the confirmation number: 10113897. Conference call materials (earnings release & conference call presentation) will be published on the company’s webpage located at http://www.smartfinancialinc.com/CorporateProfile at 9:00 am EST prior to the morning of the conference call.

About SmartFinancial, Inc.
SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with 22 branches, one loan production office, and one mortgage production office located in East Tennessee, the Florida Panhandle, Central and Southern Alabama, and North Georgia. Recruiting the best people, delivering exceptional client service, strategic branching and a conservative and disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

This release contains forward-looking statements. SmartFinancial cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: the expected revenue synergies and cost savings from the proposed merger with Tennessee Bancshares, Inc. (the “Tennessee Bancshares merger”) and/or the recently completed merger with Capstone Bancshares, Inc. (the “Capstone merger”) may not be fully realized or may take longer than anticipated to be realized; the disruption from either the Tennessee Bancshares merger or the Capstone merger with customers, suppliers or employees or other business partners’ relationships; the risk of successful integration of our business with that of Tennessee Bancshares or Capstone; the amount of costs, fees, expenses, and charges related to Tennessee Bancshares merger; the risk that the shareholders of Tennessee Bancshares may not approve the Tennessee Bancshares merger; risks of expansion into new geographic or product markets, like the proposed expansion into the Nashville, TN MSA associated with the proposed Tennessee Bancshares merger; changes in management’s plans for the future, prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.

The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, SmartFinancial assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Important Information for Investors and Shareholders

In connection with the Tennessee Bancshares merger, SmartFinancial intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) to register the shares of SmartFinancial common stock that will be issued to Tennessee Bancshares’ shareholders in connection with the transaction. The registration statement will include a proxy statement/prospectus (that will be delivered to Tennessee Bancshares’ shareholders in connection with their required approval of the proposed merger) and other relevant materials in connection with the proposed Tennessee Bancshares merger.

INVESTORS AND SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SMARTFINANCIAL, SMARTBANK, TENNESSEE BANCSHARES, SOUTHERN COMMUNITY BANK, AND THE PROPOSED Tennessee Bancshares merger.

Investors and shareholders may obtain free copies of these documents once they are available through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by contacting SmartFinancial’s Investor Relations Department at (423) 385-3009.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

SmartFinancial, Tennessee Bancshares, their directors and executive officers, and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of SmartFinancial is set forth in SmartFinancial’s proxy statement for its 2017 annual shareholders meeting. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement/prospectus and other relevant materials filed with the SEC.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. SmartFinancial management uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) operating efficiency ratio; and (iii) tangible common equity, in its analysis of the company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, OREO gain and losses, merger and conversion expenses, effect of the December, 2017 tax law change on deferred tax assets, and the income tax effect of adjustments. The operating efficiency ratio excludes securities gains and losses , adjustment for OREO gains and losses, and merger and conversion costs from the efficiency ratio. Tangible common equity excludes total preferred stock, preferred stock paid in capital, goodwill, and other intangible assets.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the company and provide meaningful comparisons to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider SmartFinancial's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Source
SmartFinancial, Inc.

Investor Contacts
Billy Carroll                        Frank Hughes
President & CEO                        Executive Vice President, Investor Relations
(865) 868-0613                        (423) 385-3009

Media Contact
Kelley Fowler
First Vice President, Public Relations & Marketing
(865) 868-0611    kelley.fowler@smartbank.com

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands, except per share data)
	As of and for the three months ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Selected Performance Ratios (Annualized)
Return on average assets	0.01%	0.59%	0.61%	0.64%	0.64%
Net operating return on average assets (Non-GAAP)	0.99%	0.63%	0.61%	0.44%	0.54%
Return on average shareholder equity	0.08%	4.91%	4.95%	5.18%	6.24%
Net operating return on average shareholder equity (Non-GAAP)	7.99%	5.25%	4.91%	3.55%	5.32%
Net interest income / average assets	4.09%	3.81%	3.81%	3.81%	3.80%
Yield on Earning Assets	4.70%	4.70%	4.66%	4.54%	4.51%
Yield on earning assets, TE (Non-GAAP)	5.21%	4.70%	4.66%	4.54%	4.51%
Cost of interest-bearing liabilities	0.70%	0.68%	0.65%	0.60%	0.58%
Net Interest margin	4.63%	4.16%	4.14%	4.07%	4.05%
Net interest margin, TE (Non-GAAP)	4.64%	4.17%	4.15%	4.07%	4.06%
Non-interest income / average assets	0.42%	0.43%	0.47%	0.36%	0.37%
Non-interest expense / average assets	3.35%	3.33%	3.29%	3.16%	3.09%
Efficiency ratio	74.25%	78.62%	76.77%	75.79%	74.29%
Operating efficiency ratio (Non-GAAP)	60.73%	76.46%	78.98%	81.34%	78.98%
Pre-tax pre-provision income / average assets	1.16%	0.97%	0.96%	1.09%	1.08%

Per Common Share
Net income, basic	$0.00	$0.20	$0.20	$0.19	$0.23
Net income, diluted	0.00	0.20	0.20	0.19	0.22
Net operating earnings, basic (Non-GAAP)	0.35	0.22	0.20	0.15	0.24
Net operating earnings, diluted (Non-GAAP)	0.35	0.22	0.20	0.15	0.23
Book value	18.46	16.57	16.39	16.14	15.81
Tangible book value (Non-GAAP)	13.90	15.67	15.48	15.34	14.69
Common shares outstanding	11,153	8,243	8,219	8,211	5,896

Composition Of Loans
Real estate commercial
owner occupied	$281,297	$210,489	$211,469	$197,032	$199,645
non-owner occupied	361,399	237,131	233,707	210,901	215,215
Real Estate Commercial, Total	642,833	447,620	445,176	407,933	414,860
Commercial & financial	238,690	119,782	105,129	90,649	85,696
Real estate construction & development	135,409	98,212	101,151	115,675	117,748
Real estate residential	292,795	199,704	206,667	186,344	187,557
Other loans	13,555	6,361	7,298	6,938	7,515
Total loans	$1,323,283	$871,679	$865,421	$807,539	$813,376

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands, except per share data)
	As of and for the three months ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Asset Quality Data and Ratios
Nonperforming loans	$1,766	$1,264	$1,147	$1,445	$2,142
Foreclosed assets	3,254	2,888	2,369	2,371	2,386
Total nonperforming assets	$5,021	$4,152	$3,516	$3,816	$4,528
Restructured loans not included in nonperforming loans	$41	$42	$—	$301	$608
Net charge-offs to average loans (annualized)	(0.01)%	(0.02)%	(0.04)%	(0.02)%	0.02%
Allowance for loan losses to loans	0.44%	0.62%	0.64%	0.64%	0.63%
Nonperforming loans to total loans, gross	0.13%	0.15%	0.13%	0.18%	0.26%
Nonperforming assets to total assets	0.29%	0.37%	0.31%	0.36%	0.43%

Capital Ratios
Tangible equity to tangible assets	9.28%	11.45%	11.18%	12.06%	9.34%
Tangible common equity to tangible assets	9.28%	11.45%	11.18%	12.06%	8.20%
SmartFinancial Inc.:	Estimated
Tier 1 leverage	12.21%	11.46%	11.91%	12.18%	9.81%
Common equity Tier 1	11.85%	13.37%	13.43%	14.46%	10.05%
Tier 1 capital	11.85%	13.37%	13.43%	14.46%	11.42%
Total capital	12.24%	13.93%	14.00%	15.05%	11.99%
SmartBank:	Estimated
Tier 1 leverage	11.26%	10.57%	10.98%	11.17%	9.71%
Common equity Tier 1	10.90%	12.30%	12.32%	13.13%	11.30%
Tier 1 capital	10.90%	12.30%	12.32%	13.13%	11.30%
Total capital	11.30%	12.86%	12.89%	13.71%	11.88%

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
BALANCE SHEET
	Ending Balances
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Assets
Cash & cash equivalents	$113,027	$84,098	$82,835	$55,548	$68,748
Securities available for sale	151,945	115,535	132,762	137,133	129,422
Other investments	6,081	6,081	6,080	5,628	5,628
Total investment securities	158,025	121,616	138,842	142,761	135,050
Total loans	1,323,283	871,679	865,421	807,539	813,376
Allowance for loan losses	(5,860)	(5,393)	(5,498)	(5,152)	(5,105)
Loans net	1,317,423	866,286	859,923	802,387	808,271
Premises and equipment	43,000	33,778	33,765	30,802	30,535
Foreclosed assets	3,254	2,888	2,369	2,371	2,386
Goodwill and other intangibles	50,837	7,414	7,492	6,583	6,636
Cash surrender value of life insurance	21,647	11,484	11,392	1,329	1,321
Other assets	13,582	8,258	8,861	9,305	9,509
Total assets	$1,720,795	$1,135,822	$1,145,479	$1,051,086	$1,062,456

Liabilities
Non-interest demand	$220,520	$185,386	$183,324	$160,673	$153,483
Interest-bearing demand	231,643	156,953	156,150	167,433	162,702
Money market and savings	543,645	306,358	324,014	274,994	274,605
Time deposits	442,774	311,490	318,147	286,600	316,275
Total deposits	1,438,582	960,187	981,635	889,700	907,065
Repurchase agreements	24,055	26,542	22,946	23,153	26,622
FHLB & other borrowings	43,600	6,000	—	60	18,505
Other liabilities	8,706	6,505	6,164	5,622	5,024
Total liabilities	1,514,943	999,234	1,010,745	918,535	957,216
Shareholders' Equity
Preferred stock	—	—	—	—	12
Common stock	11,152	8,243	8,219	8,211	5,896
Additional paid-in capital	174,009	107,065	106,794	106,703	83,463
Retained earnings	21,889	21,654	19,969	18,320	16,871
Accumulated other comprehensive loss	(1,198)	(374)	(248)	(683)	(1,002)
Total shareholders' equity	205,852	136,588	134,734	132,551	105,240
Total liabilities & shareholders' equity	$1,720,795	$1,135,822	$1,145,479	$1,051,086	$1,062,456

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands, except per share data)
INCOME STATEMENT
	Three months ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Interest Income
Loans, including fees	$16,357	$11,491	$10,747	$10,210	$10,324
Investment securities	770	740	692	661	570
Other interest income	117	86	78	73	83
Total interest income	17,244	12,317	11,517	10,944	10,977
Interest Expense
Deposits	1,807	1,373	1,241	1,098	1,066
Repurchase agreements	15	15	16	16	17
FHLB and other borrowings	81	5	12	15	37
Total interest expense	1,903	1,393	1,269	1,129	1,121
Net interest income	15,341	10,924	10,249	9,815	9,856
Provision for loan losses	442	30	298	12	171
Net interest income after provision for loan losses	14,898	10,894	9,951	9,803	9,685
Non-interest income
Service charges on deposit accounts	524	294	291	265	277
Gain on securities	—	144	—	—	—
Gain on sale of loans and other assets	366	224	405	280	242
Gain (loss) on sale of foreclosed assets	(5)	(27)	1	(16)	6
Other non-interest income	691	585	556	402	422
Total non-interest income	1,576	1,220	1,253	932	948
Non-interest expense
Salaries and employee benefits	6,272	5,035	4,758	4,679	4,422
Occupancy expense	1,217	1,114	963	978	875
FDIC premiums	150	102	61	153	166
Foreclosed asset expense	53	20	12	(1)	37
Marketing	167	177	129	164	79
Data Processing	583	483	475	333	541
Professional expenses	602	472	473	538	558
Amortization of other intangibles	155	78	61	53	39
Service contracts	426	363	313	296	281
Merger expense	1,694	303	420	—	—
Other non-interest expense	1,242	1,400	1,164	952	1,028
Total non-interest expense	12,561	9,547	8,829	8,145	8,026
Earnings before income taxes	3,913	2,567	2,374	2,590	2,607
Income tax expense	3,875	882	726	946	960
Net income	38	1,685	1,648	1,644	1,647
Dividends on preferred stock	—	—	—	195	270
Net income available to common shareholders	$38	$1,685	$1,648	$1,449	$1,377

NET INCOME PER COMMON SHARE
Basic	$0.00	$0.20	$0.20	$0.19	$0.23
Diluted	0.00	0.20	0.20	0.19	0.22

Weighted average common shares outstanding
Basic	10,552	8,235	8,217	7,525	5,891
Diluted	10,709	8,333	8,326	7,631	6,206

SmartFinancial, Inc. and Subsidiaries
Condensed Consolidated Financial Information (unaudited)
(In thousands)
YIELD ANALYSIS
	Three Months Ended December 31, 2017			Three Months Ended September 30, 2017			Three Months Ended December 31, 2016
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest*	Cost*	Balance	Interest *	Cost*	Balance	Interest*	Cost*
Assets
Loans	$1,160,599	$16,362	5.61%	$868,352	$11,496	5.25%	$799,397	$10,329	5.14%
Investment securities and interest bearing due froms	131,215	781	2.37%	142,089	757	2.11%	155,426	586	1.50%
Federal funds and other	25,905	117	1.80%	31,864	86	1.07%	14,266	83	2.31%
Total interest-earning assets	1,317,719	17,260	5.21%	1,042,305	12,339	4.70%	969,089	10,998	4.51%
Non-interest-earning assets	170,441			96,147			53,721
Total assets	$1,488,160			$1,138,452			$1,031,887

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$195,783	$213	0.43%	$153,838	$118	0.30%	$151,108	$78	0.21%
Money market and savings deposits	462,674	488	0.42%	329,933	519	0.62%	273,257	318	0.46%
Time deposits	398,142	1,106	1.11%	311,668	736	0.94%	295,529	670	0.90%
Total interest-bearing deposits	1,056,599	1,807	0.68%	795,439	1,373	0.68%	719,894	1,066	0.59%
Securities sold under agreement to repurchase	20,226	15	0.30%	20,589	15	0.29%	21,848	17	0.31%
Federal Home Loan Bank advances and other borrowings	8,281	81	3.89%	381	5	5.21%	23,823	37	0.62%
Total interest-bearing liabilities	1,085,106	1,903	0.70%	816,409	1,393	0.68%	765,565	1,120	0.58%
Noninterest-bearing deposits	203,457			179,968			154,171
Other liabilities	15,302			5,978			6,514
Total liabilities	1,303,865			1,002,355			926,244
Shareholders’ equity	184,295			136,097			105,643
Total liabilities and stockholders’ equity	$1,488,160			$1,138,452			$1,031,887

Net interest income, taxable equivalent		$15,357			$10,946			$9,878
Interest rate spread			4.51%			4.02%			3.93%
Tax equivalent net interest margin			4.64%			4.17%			4.06%

Percentage of average interest-earning assets to average interest-bearing liabilities			121.44%			127.67%			126.6%
Percentage of average equity to average assets			12.38%			11.95%			10.24%
*Taxable equivalent basis

SmartFinancial, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Condensed Consolidated Financial Information (unaudited)
(In thousands, except for per share data)
	Three months ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net interest income, Taxable Equivalent
Net interest income (GAAP)	$15,341	$10,924	$10,248	$9,815	$9,856
Taxable equivalent adjustment	16	22	21	21	22
Net interest income, Taxable Equivalent (Non-GAAP)	$15,357	$10,946	$10,269	$9,836	$9,878

Operating Earnings
Net income (GAAP)	$38	$1,685	$1,648	$1,644	$1,647
Securities (gains) losses	—	(144)	—	—	—
Foreclosed assets (gains) losses	5	27	—	15	(6)
Merger and conversion costs	1,694	303	420	—	—
Revaluation of deferred tax assets due to change in tax law	2,482	—	—	—	—
Income tax effect of adjustments	(508)	(36)	(3)	(6)	2
Net operating earnings (Non-GAAP)	3,710	1,836	2,065	1,653	1,643
Dividends on preferred stock	—	—	—	(195)	(270)
Net operating earnings available to common shareholders (Non-GAAP)	$3,710	$1,836	$2,065	$1,458	$1,373
Net operating earnings per common share:
Basic	$0.35	$0.22	$0.25	$0.19	$0.23
Diluted	0.35	0.22	0.25	0.19	0.22

Operating Efficiency Ratio
Efficiency ratio (GAAP)	74.25%	78.62%	76.77%	75.79%	74.29%
Adjustment for taxable equivalent yields	—%	(0.22)%	(0.22)%	(0.25)%	(0.26)%
Adjustment for securities gains (losses)	—%	1.50%	—%	—%	—%
Adjustment for OREO gains (losses)	(0.04)%	(0.28)%	—%	(0.18)%	0.08%
Adjustment for merger & conversion costs	(13.48)%	(3.18)%	(4.76)%	—%	—%
Operating efficiency ratio (Non-GAAP)	60.73%	76.44%	71.79%	75.36%	74.11%

Loan Discount Data
Allowance for loan losses (GAAP)	$5,860	$5,393	$5,498	$5,152	$5,105
Net acquisition accounting fair value discounts to loans	$17,862	$8,167	$9,086	$9,831	$10,271

Tangible Common Equity
Shareholders' equity (GAAP)	$205,852	$136,588	$134,734	$132,551	$105,240
Less preferred stock & preferred stock paid in capital	—	—	—	—	12,000
Less goodwill and other intangible assets	50,837	7,414	7,492	6,583	6,636
Tangible common equity (Non-GAAP)	$155,015	$129,174	$127,242	$125,968	$86,604